Exhibit 10.12

OPTION TO PURCHASE REAL ESTATE

The undersigned, Arden Imker and Lester Imker, general partners of Imker Farms, a general partnership under the laws of the State of Minnesota, of Lamberton, Minnesota, hereinafter referred to as seller, hereby acknowledges receipt of Five Thousand and no/100 dollars ($5,000.00) from the Lamberton EDA of Lamberton, Minnesota, hereinafter referred to as purchaser.  In consideration of such payment, seller hereby gives and grants to purchaser the exclusive option to purchase for the price and on the terms and conditions hereinafter set forth, part of the real property of seller situated in the Township of Lamberton, County of Redwood, State of Minnesota, and particularly described as follows:

All that part of the Southeast Quarter (SE1/4) of Section Twenty-one (21), Township One Hundred Nine (109) North, Range Thirty-seven (37) West located north of the north right-of-way line of the railroad; subject to easements, road easements, and railroad right-of-way, and further subject to the terms of this agreement,

Hereinafter referred to as the property.

1.  The full purchase price for the property is Seven Thousand and no/100 Dollars ($7,000.00) per acre.

If this option is not exercised, the $5,000.00 paid by the purchaser shall be retained by the seller, in consideration of the option.  If the option is exercised the $5,000.00 paid by the purchaser shall be considered part of the purchase price.

2.  The purchaser agrees to cooperate with the seller in completing a like kind exchange under Section 1031 of the Internal Revenue code so as to enable seller to acquire replacement property with the proceeds of the purchase.

3.  This option may be exercised by written notice of such exercise delivered to seller at Imker Farms, c/o Arden Imker, 24794 120 Street, Lamberton, County of Redwood, State of Minnesota, on or before 12:00 p.m. on December 31, 2006, or such extension of such period as seller may grant in writing within the original period of the option.  Notice shall be deemed effective if deposited in the United States mail on or before 12:00 p.m. December 31, 2006.

4.  Seller shall convey to purchaser or his nominee good and marketable title to the property herein described, subject only to: highway, utility and drainage easements of record.  Seller shall furnish abstract of title, certified to date, to include proper searches covering bankruptcies and state and federal judgment and liens.  If any objections are made by the purchaser, seller shall be allowed 120 days to make such title marketable.  Pending correction of title, payments required hereunder shall be postponed, but upon correction of the title, and within 10 days after notice to purchaser, the parties shall perform this agreement according to its terms.

Conveyance of title and transfer of possession to purchaser or its nominee shall be executed within sixty (60) days after exercise of the option.  During such period, title may be examined by purchaser or its nominee by any method selected. The purchase price shall be paid in cash at the time of closing.  At the time of closing the seller agrees to convey the property to the purchaser by a general Warranty Deed conveying to the purchaser marketable title to the property.

The Seller reserves for itself and its assigns the right to farm the tillable acres undeveloped on the property after closing, until the purchaser sells the property, or until Arden Imker, a partner of Imker Farms, Inc. shall no longer be farming, or until December 31, 2009, whichever occurs first.  The Seller will pay to the purchaser cash rent of $105 for each acre of tillable land.  The right reserved by the seller to farm the tillable acres undeveloped on the property after closing shall not be assignable by the seller.

If the purchaser fails to exercise the option with the period provided hereinbefore, this agreement shall be void and of no further force and effect.

5.  Ad valorem taxes against the property for the year in which the sale is consummated, whether or not a lien, and whether or not assessed, shall be prorated between the parties as to the date of delivery of title.  If such taxes are not ascertainable at such time, the base of proration shall be the amount of the ad valorem taxes for the previous year.  All existing special assessments, if any, shall be prorated by the parties as of the date of closing.

6.  The purchaser shall reimburse the sellers and/or their lessee(s) for the actual crop loss sustained if the sellers and/or their lessee(s) have growing crops on the property at the time this Option is exercised and construction has begun.  If the property is sold after the crop is planted, any destroyed crop will be reimbursed for the cost of material (seed, fertilizer, etc.), rent and labor.

7.  All rights of the purchaser hereunder are assignable, but written notice of any assignment by Purchaser, and of each subsequent assignment or nomination to take title, shall be given in writing to seller at the address set forth below.  Seller is not restricted from conveying the above described real estate prior to the exercise of this option provided, however, that seller in such event agrees to convey said real estate subject to the terms and conditions of this option.

8.  This agreement shall be binding on the heirs, successors and assigns of the parties and the terms and conditions herein shall survive a sale if completed.

9.  This agreement shall constitute the entire contract between the parties hereto, and no modification hereof shall be binding unless endorsed hereon in writing.

Dated this 27th day of October, 2005.

IMKER FARMS

By:	/s/ Arden Imker
Arden Imker, General Partner

By:	/s/ Lester Imker
Lester Imker, General Partner

LAMBERTON EDA of Lamberton, Minnesota

By:	/s/ Steven Krinke

By:	/s/ Gwen Batalden

STATE OF MINNESOTA	)
) SS.
COUNTY OF REDWOOD	)

The foregoing instrument was acknowledged before me this 27th day of October, 2005, by Arden Imker and Lester Imker, General Partners of Imker Farms, a general partnership under the laws of the State of Minnesota, on behalf of the partnership.

[KATHERYN R. WILLE]	/s/ Katheryn R. Wille
[NOTARY PUBLIC-MINNESOTA]	Notary Public
[My Commission Expires 1-31-2008]

STATE OF MINNESOTA	)
) SS.
COUNTY OF REDWOOD	)

On this 19th day of October, 2005, before me, a Notary Public within and for said County and State, personally appeared Steven Krinke and Gwen Gatalden, the President and Secretary of Lamberton EDA, Lamberton, Minnesota, to me known to be the persons described in and who executed the foregoing instrument, and acknowledged, each of them, that they executed the same as their free act and deed on behalf of the Lamberton EDA, Lamberton, Minnesota.

/s/ Barbara J. Anderson
Notary Public

[BARBARA J. ANDERSON]
[NOTARY PUBLIC-MINNESOTA]
[My Commission Expires 1-31-2008]